Exhibit 10.16

CONFIDENTIAL

AMENDMENT #1 TO DHATT OFFER LETTER

This Amendment #1 (the “Amendment”) to the letter agreement extending an employment offer dated September 9, 2016 (the “Agreement”), from BigCommerce, Inc. (“BigCommerce”) to Brian Dhatt is entered into and effective on February 2, 2017 (the “Amendment Effective Date”). Unless otherwise provided, capitalized terms shall have the meanings ascribed them in the Agreement.

BACKGROUND

The parties wish to amend the Agreement to, in part (i) make certain definitions consistent with their use in company employee benefits plans, (ii) remove acceleration from the terms of the Agreement’s severance arrangements (without amending acceleration from a “double trigger” change of control”), and (iii) provide for any severance payment in one lump sum.

AMENDMENT

1.     The “Equity” section of the Agreement is amended as set forth below:

Equity: Subject to the approval of the Company’s Board of Directors, you will be granted an option under the Company’s Stock Plan to purchase 1,018,600 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such options as follows: Twenty-five percent (25%) of the shares subject to the option will vest on the first anniversary of your employment with the Company and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the Company. A condition to the issuance of your options will be your execution and delivery to the Company of the stock option agreement. Other details on options will be provided at a later date.

In addition, you have an opportunity to earn additional equity by achieving performance-related goals as agreed upon between you and the CEO. If these goals are achieved, you will be granted an Incentive Stock Option to purchase an additional 145,514 shares of the Company’s Common Stock (the “Performance Option Shares”). You will first be eligible to receive the grant of Performance Option Shares on July 10, 2017. This grant is subject to the approval of the Company’s Board of Directors, under the Company’s stock option plan at a price per share equal to the fair market value of shares as determined by the Board of Directors.

Your Performance Option Shares will vest at 25% of the Performance Option Shares subject to such award on the first anniversary of the grant date and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the

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CONFIDENTIAL

Participating Company Group, as defined in the Plan, and will be exercisable for a period of 90 days after the end of your employment notwithstanding anything to the contrary in the Plan. A condition to the issuance of your Incentive Stock Options and Performance Options Shares will be your execution and delivery to the Company of the stock option agreement.

2.     The “Change of Control” section of the Agreement is amended as set forth below:

Change of Control: In the event that there is both a Change of Control (as defined below) of the Company and within the period beginning three (3) months prior to and ending twelve (12) months following such Change of Control your employment is terminated by the Company or their successors without Cause, or you resign for Good Reason (a “CoC Termination”), then all of your remaining unvested Option Shares shall be accelerated and immediately become vested, released from the Company’s repurchase right and exercisable.

For purposes of the this Agreement, “Change of Control” shall have the meaning ascribed it in the Company’s 2013 Stock Plan (the “Plan”).

3.     The “Termination of employment” section of the Agreement is amended as set forth below:

Termination of employment: You or the Company may terminate your employment at any time during the course of your employment by giving ninety (90) days’ notice in writing (the “Notice Requirement”). Should your position be eliminated by the Company, or its successors or you are terminated without Cause or resign for Good Reason the Company will provide to you the following: the Company shall pay you an amount equal to six (6) months base salary. The amount described above is referred to as the “Severance Payment”. The Severance Payment is in addition to payment of your base salary for the period through the date of termination, plus reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed.

No Severance Payment shall be made or provided under this letter unless you first execute and do not revoke a waiver and release in a form reasonably satisfactory to the Company within 60 days following the date of termination (or if the Company delivers a copy of such release to you more than five days after termination, the time period will be extended to 60 days plus the number of days beyond five days), which provides for a release of any and all claims that you have or might have against the Company, subject to standard exclusions.

Any Severance Payment above will be payable in one, lump sum payment, in accordance with the Company’s regular payroll practices, on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”). Upon your receipt of the Severance Payment, you waive your right to the Notice Requirement.

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CONFIDENTIAL

For the purposes of this Agreement, “Cause” shall have the meaning ascribed it in the Plan

For purposes of this Agreement, “Good Reason” means the Employee’s resignation following the occurrence of one or more of the following without the Employee’s consent: (i) the permanent non-voluntary relocation of the Employee’s principal place of employment to a place more than 30 miles away from the location at which the Employee is based on the Closing Date; (ii) a material diminution in the Employee’s base compensation or bonus opportunity, as a percentage of such Employee’s base salary immediately before the such reduction; or (iii) a material diminution in the Employee’s authority, title, duties, reporting status, powers or responsibilities with the entity employing the Employee. In order to resign for Good Reason, an Employee will be required to provide written notice of intent to resign for Good Reason within 60 days following the occurrence of the event that is alleged to constitute Good Reason, the entity employing the Employee shall have 30 days from the delivery of such written notice by Employee to cure any acts constituting Good Reason, and, if not timely cured, such Employee’s resignation must be effective no later than 30 days after the expiration of such cure period.

4.     Except as expressly amended, the Agreement shall continue in full force and effect.

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CONFIDENTIAL

The parties have executed this Amendment to the Agreement as of the Amendment Effective Date.

BigCommerce, Inc.	Brian Dhatt

/s/ Jeff Mengoli	By:	/s/ Brian Dhatt
Jeff Mengoli	Name:	Brian Dhatt
General Counsel	Title:	Chief Technology Officer
BigCommerce, Inc.

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